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                                                                    EXHIBIT 99
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PACIFICORP                                                        NEWS RELEASE
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SCOTTISHPOWER AND PACIFICORP ANNOUNCE
MERGER AGREEMENT

      Glasgow, Scotland and Portland, Oregon, December 7, 1998 - ScottishPower (SPW - LN; SPI - NYSE), a leading United Kingdom multi-utility, and PacifiCorp (PPW - NYSE), the western United States electric utility, today announced a definitive agreement to merge the two companies.

      Under the terms of the agreement, each PacifiCorp share will be exchanged tax-free for 0.58 American Depositary Receipts or 2.32 ordinary shares of ScottishPower. Before allowance for any buyback, this will give ScottishPower shareholders approximately 64% and current PacifiCorp shareholders approximately 36% ownership in the combined group.

      Based on a share price of 650p, the ScottishPower reference share price used in negotiations, the merger terms imply a price per PacifiCorp share of $25 1/8. Based on the closing price of ScottishPower on December 4, 1998, the last business day prior to this announcement, the merger terms imply a value for the equity of PacifiCorp of $7.9 billion.

      The combined company, which will be known as ScottishPower, will have some 7 million customers and 23,500 employees worldwide. It will be headquartered in Glasgow. PacifiCorp will continue to operate under its current name and the combined group's U.S. head office will be in Portland, Oregon.

      PacifiCorp's Chairman and Chief Executive Officer Keith McKennon, said, "We believe this merger is in the best interests of our customers and delivers good value to our shareholders. PacifiCorp has a proud history of service to our customers at prices well below the national average.

      "With ScottishPower, we will be able to pursue more effectively our strategy of concentrating on our core electricity business, improving performance and efficiency and increasing service levels for our customers."

      ScottishPower's Chief Executive Officer Ian Robinson, said, "PacifiCorp is an ideal partner for ScottishPower. The company combines an attractive asset base and customer profile with a core utility business offering substantial scope for improved efficiency. It is vertically integrated and in an economically attractive region.

      "ScottishPower believes that it will create significant value for shareholders by transferring its proven skills in improving customer service and reducing costs to PacifiCorp's businesses."

      The merger is expected to enhance ScottishPower's earnings per share before goodwill amortization from the first full year following the close of the transaction.
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      ScottishPower's senior management in the enlarged company structure will remain in place. Murray Stuart will continue to be Chairman of ScottishPower, Robinson will be Chief Executive and Ian Russell will be Deputy Chief
Executive and Finance Director.

      Alan Richardson, currently Managing Director, Power Systems at ScottishPower, will become the new Chief Executive Officer of PacifiCorp. Richard O'Brien will become President and continue as Chief Operating Officer of PacifiCorp.

      McKennon, currently Chairman, Chief Executive Officer and President of PacifiCorp, will join the ScottishPower board as deputy Chairman, together with two non-executive directors from PacifiCorp. After completion of the transaction, the board of the combined group will consist of 13 directors.

      The PacifiCorp board will be reconstituted as an executive only board, chaired by Robinson, with ScottishPower having the majority of seats. A PacifiCorp advisory board will be established to foster continuing strong links to the local communities.

      An interim Joint Executive Committee, jointly chaired by Robinson and McKennon will be established to ensure a smooth transition in the period between announcement and closing.

      While ScottishPower does expect some workforce reductions after completion of the merger, ScottishPower has a strong commitment to working in partnership with employees and work groups represented by unions and believes that employees are key stakeholders in the combined company's future success. ScottishPower will seek to minimize workforce effects of the merger, primarily through reduced hiring, attrition, employee re-training and appropriate separation programs. All union contracts will be honored.

      The merger is subject to approval by the shareholders of both companies, the U.S. Federal Energy Regulatory Commission, the regulatory commissions in certain of the states served by PacifiCorp and Australian regulatory authorities. It is also subject to clearance under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act. The companies expect to have shareholder meetings in the Spring of 1999. The transaction is expected to close during the Fall of 1999.

      The merger agreement provides for a fee of $250 million to be paid by either company if the agreement is terminated under certain circumstances.

      ScottishPower's ordinary shares will continue to be listed in London and ScottishPower's American Depositary Receipts, each representing four ordinary shares, will continue to be listed in New York. PacifiCorp shareholders can choose whether they receive ADRs or ordinary shares of ScottishPower.

      The aggregate value of PacifiCorp is $12.8 billion including the assumption of $4.9 billion in net debt.
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      ScottishPower intends to implement a share buyback program of up to approximately $835 million following approval by both sets of shareholders, but prior to completion of the transaction. The PacifiCorp $750 million share repurchase program previously announced will not be pursued. No shares have been repurchased under the program.

      ScottishPower's stated aim is to achieve 7-8 percent real dividend growth annually until at least the UK regulatory reviews in the year 2000. The rate of dividend growth will be reviewed in light of the outcome of these regulatory reviews. Following completion of the transaction, ScottishPower intends to move to quarterly reporting and payment of quarterly dividends.

      Commenting on the merger, McKennon said, "As part of ScottishPower, we have an exciting future with the opportunity to take the best from both our businesses and apply them in the UK, the U.S. and Australia."

      Robinson commented, "We share a strong commitment to the communities we serve and are demonstrating this through a $5 million contribution to the PacifiCorp Foundation. We have both invested significant resources to enhance the environment, through energy efficiency programs and our commitment to such green resources as wind power."

      ScottishPower, a leading UK multi-utility company, has a proven track record of delivering value to shareholders through improving operating efficiencies and integrating acquisitions. ScottishPower serves 5 million customers - about one in five British households. The company's activities span the generation, transmission, distribution and supply of electricity, gas supply, water and wastewater services and telecommunications. ScottishPower is one of the largest industrial groups in the UK with a market capitalization of $13.5 billion.

      PacifiCorp serves 1.4 million electricity customers in Oregon, Utah, Wyoming, Washington, Idaho and California. It has one of the most extensive transmission systems in the U.S. and owns 8,300 megawatts of low-cost thermal and hydroelectric generation. PacifiCorp also serves 550,000 electricity customers in the Australian states of Victoria and New South Wales.

      In addition to its regulated U.S. retail electricity business, PacifiCorp is the largest investor-owned utility in the wholesale power market in the West, selling bulk power to more than 60 utilities.

      All currency conversions between Pounds Sterling and US dollars have been made at a rate of pound sterling 1.00 = $1.67.

      ScottishPower has been advised by Morgan Stanley & Co. Limited and PacifiCorp has been advised by Salomon Smith Barney International.

                                      ###
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INQUIRIES:

SCOTTISH POWER PLC            (44 141) 248 8200 / (44 171) 224 0303
Ian Robinson                  Chief Executive
Ian Russell                   Deputy Chief Executive and Finance Director
Colin McSeveny                Media Manager
Andrew Grant                  Brunswick Group (44 171) 404 5959

PACIFICORP
Keith McKennon                Chairman, Chief Executive Officer and President
Richard O'Brien               Chief Operating Officer
FOR INVESTORS
Scott Hibbs                   (503) 813 7222
Angela Hult                   (503) 813 7234
FOR MEDIA
Leslie Carlson                (503) 813 7282
Dave Kvamme                   (503) 813 7279